UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 7, 2010
(Date of earliest event reported)

Cinedigm Digital Cinema Corp.
(Exact name of registrant as specified in its charter)

Delaware	000-31810	22-3720962
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

55 Madison Avenue, Suite 300, Morristown, New Jersey	07960
(Address of principal executive offices)	(Zip Code)

973-290-0080
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 1.01.	Entry into a Material Definitive Agreement.
Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Signatures

Item 1.01.	Entry into a Material Definitive Agreement.

On June 7, 2010, Cinedigm Digital Cinema Corp. (together with its subsidiaries, the “Company”) announced that its subsidiary, Cinedigm Digital Funding I, LLC (“CDF I”), entered into an interest rate swap (the “Swap”) with Natixis, a public limited company incorporated with a Board of Directors under the laws of the Republic of France, HSBC Bank USA, National Association and Société Générale, New York Branch (“SocGen”) as counterparties under three substantially similar 2002 ISDA Master Agreements, each dated as of June 7, 2010 (the “Master Agreements”), each as supplemented by a schedule (the “Schedules”) and confirmation (the “Confirmations”) related thereto.   The Swap contains customary representations and warranties and covenants and may be terminated prior to its expiration, including as a result of the prepayment of CDF I’s senior credit facility with SocGen and General Electric Capital Corporation (the “Credit Facility”).

The Company entered into the Swap, which will take effect commencing June 15, 2011 and will remain in place until at least June 15, 2013, in accordance with the terms of the Credit Facility in order to hedge the floating rate interest risk for at least 66.67% of the amount outstanding thereunder.  The Company is required to make monthly payments to the counterparties based on a fixed rate of interest on a notional amount in exchange for receiving floating payments from the counterparties based on a LIBOR rate plus the applicable margin.  The Swap effectively fixes the annual interest rate payable on at least 66.67% of the Company’s debt under the Credit Facility at 2.16%.

The descriptions of the Master Agreements, the Schedules and the Confirmations set forth above are qualified in their entirety by reference to the Master Agreements, the Schedules and the Confirmations, which will be filed in accordance with SEC rules and regulations.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of Section 13 or 15 (d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

Dated as of June 11, 2010

By:	/s/ Brian D. Pflug
Name:	Brian D. Pflug
Title:	Senior Vice President—Accounting and Finance